Exhibit 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE SECOND QUARTER 2014

Nautilus Delivers Another Quarter of Strong Top and Bottom Line Growth -

Revenues Increased 34% with Pretax EPS from Continuing Operations up 12 cents versus Prior Year

VANCOUVER, WASHINGTON, August 4, 2014 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the second quarter ended June 30, 2014.

Net sales for the second quarter of 2014 totaled $48.5 million, a 34% increase compared to $36.2 million in the same quarter of 2013. The strong growth was driven by higher sales in both the Direct and Retail segments. For the first six months of 2014, net sales were $120.5 million, an increase of 26% over the same period last year. Gross margins for the second quarter improved by 320 basis points to 51.0%, reflecting margin increases in both the Direct and Retail segments. Operating income from continuing operations for the second quarter of 2014 was $2.4 million, compared to an operating loss from continuing operations of $1.7 million reported in the same quarter of 2013. The increase in operating income reflects higher sales and gross margins in both the Direct and Retail segments combined with improved leverage of sales and marketing and general and administrative costs across higher sales volumes. For the first six months of 2014, operating income from continuing operations was $11.4 million, compared to $4.3 million in the same prior period, an increase of 167%.

Pretax income from continuing operations for the second quarter of 2014 was $2.3 million, or $0.07 per diluted share compared to a pretax loss from continuing operations of $1.6 million, or a $0.05 loss per diluted share for the second quarter of last year. For the first six months of 2014, pretax income from continuing operations was $11.3 million, or $0.36 per diluted share, compared to $4.3 million, or $0.14 per diluted share, compared to the prior year six month period.

Net income from continuing operations for the second quarter of 2014 was $1.5 million, or $0.05 per diluted share. Net income from continuing operations for the second quarter of 2013 was $32.7 million, or $1.04 per diluted share, which included a net income tax benefit of $34.3 million, or $1.09 per diluted share, due primarily to a partial reversal in the second quarter of 2013 of a valuation allowance recorded against the Company’s deferred tax assets.

As previously stated, beginning in the first quarter of 2014, the Company started to record income taxes at a normalized rate following the partial release, in 2013, of its valuation allowance recorded against its deferred tax assets. The effective income tax rate for continuing operations in the second quarter of 2014 was 35.8%. The effective tax rate for the remainder of the year is expected to be between 35% and 40%. Cash payments related to income taxes were minimal due to the Company’s significant domestic net operating loss carry forwards.

For the second quarter of 2014, the Company reported net income (including discontinued operations) of $0.6 million, or $0.02 per diluted share; this includes a loss from discontinued operations of $0.9 million. In the second quarter of 2013, the Company reported net income of $32.9 million, or $1.05 per diluted share, including $0.2 million income from discontinued operations and the aforementioned income tax benefit of $1.09 per diluted share.

Bruce M. Cazenave, Chief Executive Officer, stated, “Our second quarter results reflect solid performances across the business, with double digit top line growth in our Direct and Retail segments along with continued gross margin improvements in all segments. In the Direct business, our sales benefitted from incremental sales of the new Bowflex MAX Trainer™ product line. We continue to be encouraged by MAX Trainer’s early contribution and the long-term potential for the product. We are pleased with the strong operating income performance from our Direct business of $3.9 million in our seasonally slowest quarter.”

Mr. Cazenave continued, “Our Retail business also performed well in the second quarter, as we continue to receive positive feedback regarding our lineup of new cardio products launched last year including our elliptical and stationary bikes. This gives us encouragement as we prepare to introduce additional Retail products over the next several months. As we begin the back half of 2014, our team remains committed to execution on our key areas of focus of product innovation, margin improvement and achieving operating leverage.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $32.4 million in the second quarter of 2014, an increase of 28% over the comparable period last year. Direct segment sales benefited from the strong performance of the new Bowflex MAX Trainer™ product line, partially offset by a decline in Direct sales of strength products, which continue to migrate to the Retail business. For the first six months of 2014, net sales for the Direct segment were $83.1 million, an increase of 22% over the same period last year. U.S. credit approval rates rose to 38.8% in the second quarter of 2014, up from 33.8% for the same period last year. The Company attributes the increase in U.S. credit approval rates to its media strategy focused on driving quality customer leads and an expanded consumer financing lender base.

Operating income for the Direct segment was $3.9 million for the second quarter 2014, compared to $0.5 million in the second quarter 2013. Operating income benefitted from higher gross margins and improved leverage of selling and marketing expenses as a percentage of sales in the second quarter of 2014. Gross margin for the Direct business was 61.7% for the second quarter of 2014, compared to 57.6% in the second quarter of last year, benefitting from improved overall overhead operating efficiency and favorable product mix.

Net sales for the Retail segment were $15.0 million in the second quarter 2014, an increase of 48% over the second quarter last year. The improvement in Retail net sales reflects strong retailer and consumer acceptance of the Company’s new lineup of cardio products launched last fall. For the first six months of 2014, net sales for the Retail segment totaled $35.1 million, an increase of 39% over the same period last year.

Operating income for the Retail segment was $1.3 million for the second quarter 2014, compared to $0.1 million in the second quarter last year. Retail gross margin was 24.4% in the second quarter of 2014, compared to 19.5% in the same quarter of last year.

Royalty revenue in the second quarter 2014 was $1.2 million, an increase of 53% compared to $0.8 million for the same quarter of last year, primarily reflecting higher revenue from licensed patents.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of June 30, 2014, the Company had cash, cash equivalents, and marketable securities of $57.3 million and no debt, compared to cash, cash equivalents, and marketable securities of $41.0 million and no debt at year end 2013. Working capital of $58.6 million as of June 30, 2014 was $12.9 million higher than the 2013 year-end balance of $45.7 million, primarily due to growth in cash equivalents and marketable securities of $16.3 million during the first half of the year. Inventory as of June 30, 2014 was $23.2 million, compared to $15.8 million as of December 31, 2013 and $13.3 million at the end of the second quarter last year. The increase in inventory reflected several factors including pre-buying to allow for production disruption related to a planned factory expansion by a supplier, the potential for work stoppage at certain West Coast ports, and alignment of inventory for the new distribution center which is expected to open shortly in Ohio.

For further information, see “Balance Sheet Information” attached hereto.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus discloses certain non-GAAP operating results that exclude certain charges. In this news release, the Company has presented pretax income per diluted share from continuing operations which is a non-GAAP financial measure.

When presenting non-GAAP information, the Company includes a reconciliation of the non-GAAP results to the most directly comparable financial measure calculated and presented in accordance with GAAP. The Company presents pretax income per diluted share from continuing operations because management believes that the partial reversal of valuation allowances in fiscal year 2013, resulting in significant changes to the effective tax rate, makes meaningful comparisons between periods difficult. Including the non-GAAP results assists investors in assessing the Company’s operational performance relative to its competitors and its historical financial performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Financial Measures; Pretax Income per Diluted Share from Continuing Operations” in the financial tables included with this release.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the second quarter ended June 30, 2014 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, August 4, 2014. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 667-8757 in North America and international listeners may call (303) 223-4383. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, August 4, 2014, through 6:30 p.m. ET, August 18, 2014. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21728150.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber®, Schwinn®, Schwinn Fitness™ and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com and www.bowflex.com

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company’s prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products and the anticipated reception of such products; anticipated demand for the Company’s new and existing products; maintenance of appropriate inventory levels; growth in revenues and profits; leverage of operating expenses and the results of marketing and media investments. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, the effectiveness, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.

Investor Relations Contact:

John Mills, ICR, LLC

Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and six months ended June 30, 2014 and 2013 (unaudited and in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$48,546	$36,242	$120,450	$95,456
Cost of sales	23,766	18,913	57,189	47,433

Gross profit	24,780	17,329	63,261	48,023
Operating expenses:
Selling and marketing	15,690	13,768	37,463	32,394
General and administrative	4,959	3,982	10,762	8,929
Research and development	1,752	1,303	3,655	2,430

Total operating expenses	22,401	19,053	51,880	43,753

Operating income (loss)	2,379	(1,724)	11,381	4,270
Other income (expense), net	(45)	124	(105)	7

Income (loss) from continuing operations before income taxes	2,334	(1,600)	11,276	4,277
Income tax provision (benefit)	836	(34,268)	4,030	(33,915)

Income from continuing operations	1,498	32,668	7,246	38,192
Income (loss) from discontinued operations, net of income taxes	(941)	195	(1,315)	(170)

Net income	$557	$32,863	$5,931	$38,022

Basic income per share from continuing operations	$0.05	$1.05	$0.23	$1.23
Basic income (loss) per share from discontinued operations	(0.03)	0.01	(0.04)	(0.01)

Basic net income per share(1)	$0.02	$1.06	$0.19	$1.23

Diluted income per share from continuing operations	$0.05	$1.04	$0.23	$1.22
Diluted income (loss) per share from discontinued operations	(0.03)	0.01	(0.04)	(0.01)

Diluted net income per share	$0.02	$1.05	$0.19	$1.21

Shares used in per share calculations:
Basic	31,226	31,058	31,203	31,003

Diluted	31,598	31,430	31,586	31,360

(1)	May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and six months ended June 30, 2014 and 2013 (unaudited and in thousands):

	Three Months Ended June 30,		Change
	2014	2013	$	%
Net sales:
Direct	$32,355	$25,314	$7,041	27.8%
Retail	15,039	10,175	4,864	47.8%
Royalty income	1,152	753	399	53.0%

	$48,546	$36,242	$12,304	33.9%

Operating income (loss):
Direct	$3,889	$508	$3,381	665.6%
Retail	1,325	140	1,185	846.4%
Unallocated corporate	(2,835)	(2,372)	(463)	(19.5)%

	$2,379	$(1,724)	$4,103	238.0%

	Six Months Ended June 30,		Change
	2014	2013	$	%
Net sales:
Direct	$83,091	$67,949	$15,142	22.3%
Retail	35,142	25,309	9,833	38.9%
Royalty income	2,217	2,198	19	0.9%

	$120,450	$95,456	$24,994	26.2%

Operating income (loss):
Direct	$14,242	$7,217	$7,025	97.3%
Retail	3,834	2,100	1,734	82.6%
Unallocated corporate	(6,695)	(5,047)	(1,648)	(32.7)%

	$11,381	$4,270	$7,111	166.5%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of June 30, 2014 and December 31, 2013 (unaudited and in thousands):

	June 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$38,285	$40,979
Marketable securities	19,050	—
Trade receivables, net of allowances of $34 and $53	8,895	25,336
Inventories, net	23,229	15,824
Prepaids and other current assets	5,069	6,927
Income taxes receivable	73	80
Deferred income tax assets	6,204	4,441

Total current assets	100,805	93,587
Property, plant and equipment, net	8,680	8,499
Goodwill	2,746	2,740
Other intangible assets, net	11,595	12,615
Long-term deferred income tax assets	20,899	25,725
Other assets	311	401

Total assets	$145,036	$143,567

Liabilities and Shareholders’ Equity
Trade payables	$31,997	$37,192
Accrued liabilities	8,122	9,123
Warranty obligations, current portion	2,075	1,610

Total current liabilities	42,194	47,925
Warranty obligations, non-current	—	28
Income taxes payable, non-current	3,533	2,577
Other long-term liabilities	1,232	1,472
Shareholders’ equity	98,077	91,565

Total liabilities and shareholders’ equity	$145,036	$143,567

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Pretax Income per Diluted Share from Continuing Operations (unaudited):

	Three Months Ended June 30,
	2014	2013
Pretax income (loss) per diluted share from continuing operations	$0.07	$(0.05)
Diluted income (loss) per share from income taxes	(0.03)	1.09

Diluted income per share from continuing operations(1)	$0.05	$1.04

	Six Months Ended June 30,
	2014	2013
Pretax income per diluted share from continuing operations	$0.36	$0.14
Diluted income (loss) per share from income taxes	(0.13)	1.08

Diluted income per share from continuing operations	$0.23	$1.22

(1)	Amounts may not add due to rounding.